Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 1, 2007 accompanying the consolidated financial statements and schedules of TB Wood’s Corporation incorporated by reference in the Registration Statement on Form S-1 and the related Prospectus of Altra Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement, including the Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and Prospectus of Altra Holdings, Inc. and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Baltimore, Maryland
June 19, 2007